MASTER DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

                    AMERICAN CENTURY GOVERNMENT INCOME TRUST
                    AMERICAN CENTURY INTERNATIONAL BOND FUND
                        AMERICAN CENTURY INVESTMENT TRUST
                    AMERICAN CENTURY TARGET MATURITIES TRUST
                   AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS

                                  Advisor Class

Section 1.        Distribution Fees

a. Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the Funds shall pay the Manager a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' Advisor Class of shares (the "Distribution Fee").

b. Shareholder Services Fees. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the Funds shall pay the Manager a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds' Advisor Class of shares (the "Shareholder Services Fee").

c. Applicability to Additional and Future Funds. If any of the Issuers desire to add additional, currently-existing funds to the Plan or establish additional funds in the future, and the applicability of the Plan with respect to such existing or new funds is approved in the manner set forth in Section 4 of this Plan, as well as by the then-sole shareholder of the Advisor Class shares of such new funds (to the extent shareholder approval of new funds is required by then-current 1940 Act Rules), this Plan may be amended to provide that such new funds will become subject to this Plan and will pay the Distribution Fee and the Shareholder Services Fee set forth in Sections 1(a) and 1(b) above, unless the Board specifies otherwise. After the adoption of this Plan by the Board with respect to the Advisor Class of shares of the existing or new funds, the term "Funds" under this Plan shall thereafter be deemed to include the existing or new funds.

d. Calculation and Assessment. Distribution Fees and the Shareholder Services Fees under this Plan will be calculated and accrued daily by each Fund and paid monthly to the Distributor or at such other intervals as the Issuers and the Distributor may agree.


Section 2.        Distribution Services

a. The amount set forth in Section 1(a) of this Plan shall be paid for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of Advisor Class shares of the Funds, which services may include but are not limited to, (A) the payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Advisor Class shares pursuant to Selling Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds' Advisor Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) the printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) the preparation, printing and distribution of sales literature and advertising materials provided to the Funds' shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) the providing of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) the providing of other reasonable assistance in connection with the distribution of Fund shares; (K) the organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; (M) the payment of "service fees", as contemplated by the Rules of Fair Practice of the National Association of Securities Dealers; Inc. ("NASD") and (N) such other distribution and services activities as the Issuers determine may be paid for by the Issuers pursuant to the terms of this Agreement and in accordance with Rule 12b-1 of the 1940 Act.

b. For purposes of the Plan, "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in each Fund and/or the maintenance of shareholder accounts, excluding (i) transfer agent and subtransfer agent services for beneficial owners of a Fund's Advisor Class shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv) providing subaccounting services for Advisor Class shares held beneficially, (v) forwarding shareholder communications to beneficial owners, and (vi) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Distributor related to its service activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.


Section 3.        Shareholder Services Defined

As manager of the Funds' Advisor Class of shares, the Manager may cause one of its affiliates to provide shareholder and administrative services to the shareholders of the Advisor Class shares of the Funds ("Shareholder Services") or it may engage third parties to do so. The payments authorized by this Plan are intended to reimburse the Manager for expenses incurred by it or its affiliates as a result of these arrangements. Such Shareholder Services and related expenses may include, but are not limited to, (A) receiving, aggregating and processing purchase, exchange and redemption request from beneficial owners (including contract owners of insurance products that utilize the Funds as underlying investment media) of Advisor Class shares and placing purchase, exchange and redemption orders with the funds' transfer agency; (B) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (C) processing dividend payments from a Fund on behalf of shareholders and assisting shareholders in changing dividend options, account designations and addresses; (D) providing and maintaining elective services such as check writing and wire transfer services;
(E) acting as sole shareholder of record and nominee for beneficial owners; (F) maintaining account records for shareholders and/or other beneficial owners; (G) issuing confirmations of transactions; (H) providing subaccounting with respect to shares beneficially owned by customers of third parties or providing the information to a Fund as necessary for such subaccounting; (I) creating and forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders and/or other beneficial owners; and (J) providing other similar administrative and sub-transfer agency services. Shareholder Services do not include those activities and expenses that are primarily intended to result in the sale of additional shares of the Advisor Class of the Funds.


Section 4.        Effectiveness

Upon receipt of approval by vote of both (a) the Board of Trustees/Directors of the Issuers, and (b) the Independent Trustees/Directors, this Plan shall become effective as of August 1, 1997.


Section 5.        Term

This Plan will continue in effect until December 31, 1998, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved in the manner provided in Sections 3(b) and 3(c).


Section 6.        Reporting Requirements

The Manager shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. The Manager will provide to each Issuer's Board, and the Independent Trustees/Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Advisor Class shares of each Fund by the Manager under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.


Section 7.        Termination

This Plan may be terminated without penalty at any time with respect to the Advisor Class shares of any Fund by vote of the Board of the Issuer of which the Fund is a series, by votes of a majority of the Independent Trustees/Directors, or by vote of a majority of the outstanding voting Advisor Class shares of that Fund. Termination of the Plan with respect to the Advisor Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Advisor Class shares of any other Fund.


Section 8.        Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Sections 3(b) and 3(c) hereof, and such amendment is further approved by a majority of the outstanding voting securities of the Advisor Class shares of the Fund, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 4 hereof.

Section 9.        Recordkeeping

The Issuers will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Issuers have executed this Distribution Plan as of August 1, 1997.

                                      AMERICAN CENTURY GOVERNMENT INCOME TRUST
                                      AMERICAN CENTURY INTERNATIONAL BOND FUND
                                      AMERICAN CENTURY INVESTMENT TRUST
                                      AMERICAN CENTURY TARGET MATURITIES TRUST
                                      AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS
Attest:


/s/William M. Lyons                   /s/James M. Benham
William M. Lyons                      James M. Benham
Executive Vice President              Chairman

                                   SCHEDULE A

                      Series Offering Advisor Class Shares

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Series                                                   Date Plan Adopted
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AMERICAN CENTURY GOVERNMENT INCOME TRUST
      Benham Intermediate-Term Treasury Fund              August 1, 1997
      Benham Short-Term Treasury Fund                     August 1, 1997

AMERICAN CENTURY INTERNATIONAL BOND FUNDS
      Benham European Government Bond Fund                August 1, 1997

AMERICAN CENTURY INVESTMENT TRUST
      Benham Prime Money Market Fund                       March 9, 1998

AMERICAN CENTURY TARGET MATURITIES TRUST
      Benham Target Maturities Trust:  2000               August 1, 1997
      Benham Target Maturities Trust:  2005               August 1, 1997
      Benham Target Maturities Trust:  2010               August 1, 1997
      Benham Target Maturities Trust:  2015               August 1, 1997
      Benham Target Maturities Trust:  2020               August 1, 1997
      Benham Target Maturities Trust:  2025               August 1, 1997

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS
      American Century Equity Growth Fund                 August 1, 1997
      American Century Income & Growth Fund               August 1, 1997
      American Century Global Gold Fund                   August 1, 1997
      American Century Global Natural Resources Fund      August 1, 1997
      American Century Utilities Fund                     August 1, 1997
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